Exhibit 99.1

Contacts:	William R. Gargiulo, Jr.	231.526.1244
	Michele Greco, CFO	312.595.9123

The Female Health Company Reports Record
Unit Sales for Second Quarter of FY2015

CHICAGO (April 2, 2015) – The Female Health Company (NASDAQ-CM: FHCO) today announced that it expects to report unit sales for the second quarter of FY2015 totaling approximately 20.8 million units.  This achievement represents an increase of approximately 184% relative to the corresponding period of the previous fiscal year and an increase of approximately 71% relative to the first quarter of FY2015.  It is also the largest quarterly unit sales in the Company’s history.

“This record volume of quarterly unit sales demonstrates that the Company is uniquely positioned to be able to deliver very large quantities of product in a very short time period,” stated Karen King, President and Chief Executive Officer of The Female Health Company.  “It also reinforces the continued importance of the FC2 Female Condom in protecting women against sexually transmitted diseases and in family planning programs around the World.”

In other news, the Company continues its work on the development of the US consumer market for female condoms.  “We are moving forward with a new brand and package design that is more complementary to the target user,” noted King.  “In the interim, we continue to work on establishing the infrastructure to support consumer product sales, which we intend to address primarily through social and digital marketing campaigns.  One of our most significant recent accomplishments involved the registration of the product with the relevant organizations to support reimbursement.”

“It is a little known fact that female condoms are reimbursable under the Affordable Care Act and most major health plans administered by United-Healthcare, Aetna, Humana, Kaiser, Cigna among many others,” continued King.  “For a large majority of the major health plans, the key requirement is a prescription from an in-network doctor to achieve full reimbursement.  We believe this provides further evidence of the value to the health care system of a female-controlled device that protects against unwanted pregnancy and sexually-transmitted diseases.  FC2 Female Condom offers women a non-hormonal birth control option under their control.  Many users report a high preference for female condoms over male condoms due to the less restrictive, more ‘natural’ experience provided by the unique design of the product.”

The Company will report its full financial results for the second quarter of FY2015 on April 30, 2015.  Management will host an investor conference call at 11:00 a.m. Eastern Time on April 30, 2015 to discuss year-to-date FY2015 financial results and other topics of interest.  Details for accessing the conference call will be forthcoming in a future press release.

About The Female Health Company

The Female Health Company, based in Chicago, Illinois, manufactures and markets the FC2 Female Condom® (FC2). Since the Company began distributing FC2 in 2007, the product has been shipped to 144 countries. The Company owns certain worldwide rights to the FC2 Female Condom®, including patents that have been issued in a number of countries around the world. The patents cover key aspects of FC2, including its overall design and manufacturing process.  The FC2 Female Condom® is the only currently available female-controlled product approved by FDA that offers dual protection against sexually transmitted infections, including HIV/AIDS, and unintended pregnancy. The World Health Organization (WHO) has cleared FC2 for purchase by U.N. agencies.

"Safe Harbor" statement under the Private Securities Litigation Reform Act of 1995

The statements in this release which are not historical fact are "forward-looking statements" as that term is defined in the Private Securities Litigation Reform Act of 1995.  Forward-looking statements in this release include statements relating to expected unit sales in the second quarter of fiscal 2015 and the Company's ability to successfully implement its growth strategy, and the effect of such strategy on the Company's business and results of operations.  These statements are based upon the Company's current plans and strategies, and reflect the Company's current assessment of the risks and uncertainties related to its business, and are made as of the date of this release.  The Company assumes no obligation to update any forward-looking statements contained in this release as a result of new information or future events, developments or circumstances. Such forward-looking statements are inherently subject to known and unknown risks and uncertainties. The Company's actual results and future developments could differ materially from the results or developments expressed in, or implied by, these forward-looking statements.  Factors that may cause actual results to differ materially from those contemplated by such forward-looking statements include, but are not limited to, the following:  product demand and market acceptance; competition in the Company's markets and the risk of new competitors and new competitive product introductions; government contracting risks, including the appropriations process and funding priorities, potential bureaucratic delays in awarding contracts, process errors, politics or other pressures, and the risk that government tenders and contracts may be subject to cancellation, delay or restructuring; a governmental tender award indicates acceptance of the bidder's price rather than an order or guarantee of the purchase of any minimum number of units, and as a result government ministries or other public sector customers may order and purchase fewer units than the full maximum tender amount; the Company's reliance on its international partners in the consumer sector and on the level of spending on the female condom by country governments, global donors and other public health organizations in the global public sector; the economic and business environment and the impact of government pressures; risks involved in doing business on an international level, including currency risks, regulatory requirements, political risks, export restrictions and other trade barriers; the Company's production capacity, efficiency and supply constraints; the Company’s ability to identify, successfully negotiate and complete suitable acquisitions or other strategic initiatives; the Company’s ability to successfully integrate acquired businesses, technologies or products; and other risks detailed in the Company's press releases, shareholder communications and Securities and Exchange Commission filings, including the Company's Form 10-K for the year ended September 30, 2014.  Actual events affecting the Company and the impact of such events on the Company's operations may vary from those currently anticipated.

For more information about the Female Health Company visit the Company's website at http://www.femalehealth.com and http://www.femalecondom.org. If you would like to be added to the Company's e-mail alert list, please send an e-mail to FHCInvestor@femalehealthcompany.com.

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